Exhibit 99.1

UniTek Global Services, Inc. Reports Record Quarterly Results and Confirms Full Year Adjusted EBITDA Guidance

Third Quarter Revenues Increase 30% Year-over-Year to $132.1 Million

Third Quarter Adjusted EBITDA (1) Increases 45% Year-over-Year to $18.1 Million

Confirms Full-Year Adjusted EBITDA (1) Guidance of $50 Million

Announces Plans to Divest Non-core Wireline Assets

BLUE BELL, Pa., Nov. 8, 2012 (GLOBE NEWSWIRE) — UniTek Global Services, Inc. (“UniTek” or the “Company”) (Nasdaq:UNTK), a premier provider of permanently outsourced infrastructure services to the telecommunications, broadband cable, wireless, transportation, public safety and satellite television industries, today announced financial results for the third quarter and nine months ended September 29, 2012, provided financial guidance for the fourth quarter of 2012 and reiterated full year adjusted EBITDA(1) guidance.

The Company also today announced that it plans to sell the assets of its wireline business unit, with the sale expected to close in the fourth quarter of 2012. As such, these assets and liabilities have been reclassified as held for sale and the results of operations of the wireline business unit have been reflected as discontinued operations. Therefore, the results for continuing operations and any comparable prior periods, as well as any projected results for the Company, exclude the results of the wireline business unit.

2012 Third Quarter Financial and Recent Business Highlights

•                  Revenues from continuing operations grew 30% to $132.1 million, compared to $101.9 million in the third quarter of 2011.

•                  Adjusted EBITDA(1) from continuing operations increased by 45% to $18.1 million, compared to $12.5 million in the third quarter of 2011.

•                  Income from continuing operations was $4.6 million, an increase of 100% over $2.3 million in the third quarter of 2011.

•                  The 12-month backlog (2) for continuing operations as of September 29, 2012 totaled $495 million, an increase of $31 million over 12-month backlog (2) for continuing operations of $464 million as of June 30, 2012.

•                  Acquired the assets of Skylink LTD (“Skylink”), enhancing the Company’s satellite fulfillment business through expanded relationships with key customers DIRECTV and ViaSat, and extending UniTek’s reach into strategic territories that connect its Eastern and Midwestern fulfillment operations.

•                  Enhanced the strategic focus on core growth businesses with the planned sale of the Company’s wireline assets in the fourth quarter. Divesting these assets is expected to improve the utilization of working capital and streamline management resources, while enhancing profit margins.

•                  Signed 4-year renewal of Home Services Provider contract with DIRECTV.

•                  Introduced fourth quarter 2012 guidance of $123.0 million in revenues from continuing operations, representing 30% year-over-year growth, and $12.5 million in adjusted EBITDA(1) from continuing operations representing 17% year-over-year growth.

•                  Revised full-year 2012 guidance to $450.0 million in revenues from continuing operations, representing 26% year-over-year growth. Had the Company included the full year expected results of its soon to be divested wireline business unit, 2012 total revenue guidance would have been approximately $500.0 million.

•                  Confirmed full year 2012 guidance of $50.0 million in adjusted EBITDA(1) from continuing operations, representing 35% year-over-year growth. This reflects UniTek’s expectation that performance from continuing operations should offset the previously expected full year adjusted EBITDA(1) contribution from its discontinued wireline business unit.

“We are pleased with our recent accomplishments. Our continued strong financial performance resulted in adjusted EBITDA(1) from continuing operations of $18.1 million for the third quarter, and we solidified two milestone events in our acquisition of Skylink and the planned sale of our wireline assets. These transactions immediately strengthen our business and advance our strategy of becoming a fully integrated partner providing value-added services to the wireless and cable and satellite industries,” said Rocky Romanella, Chief Executive Officer of UniTek. “We are capturing incremental opportunities in the profitable wireless and fulfillment markets, where we continue to deploy resources and human capital in order to exceed customer and shareholder expectations. We are seeing significant benefits from the ongoing evolution of our businesses and we believe that we are making progress toward our objectives of sustainable and profitable growth and operational efficiency.”

Ronald J. Lejman, Chief Financial Officer of UniTek, added, “Our third quarter results represent solid revenue growth from continuing operations along with more pronounced bottom-line improvements through the reclassification of our wireline business as a discontinued operation. While the non-cash write-off of goodwill related to the wireline sale impacted our GAAP results for the third quarter, we expect our adjusted EBITDA(1) and net income after certain non-cash adjustments(3) to remain strong as we close out the year. We increased our 12-month backlog(2) for continuing operations to $495 million in the third quarter through the acquisition of Skylink and the replacement of consumed backlog, giving us confidence that 2013 has the potential to be another year of double-digit growth for UniTek. The working capital available due to the sale of our wireline assets should enable us to accelerate our debt repayment initiatives and increase investment in our growing specialty wireless and carrier businesses.”

Financial Results for the Three Months Ended September 29, 2012

Revenues from continuing operations increased 30% to $132.1 million for the quarter ended September 29, 2012, from $101.9 million in the quarter ended October 1, 2011. This increase in revenues from continuing operations was primarily from the organic revenue growth in our wireless business and growth in the cable portion of the Fulfillment segment from market share gains and the acquisitions completed in 2012.

Adjusted EBITDA(1) from continuing operations increased 45% to $18.1 million for the quarter ended September 29, 2012, compared to $12.5 million for the third quarter of 2011. The year-over-year increase in adjusted EBITDA(1) from continuing operations was primarily related to higher volume and higher margins in the Engineering and Construction segment and lower selling, general and administrative costs (“SG&A”) compared to the prior year.

Income from continuing operations was $4.6 million for the quarter ended September 29, 2012, compared to income from continuing operations of $2.3 million in the third quarter of 2011. The year-over-year improvement in income from continuing operations was primarily the result of the $5.6 million higher adjusted EBITDA(1) partially offset by $1.6 million of restructuring costs, $1.1 million in higher depreciation and amortization and $0.6 million in higher interest. Net income after certain non-cash adjustments(3) for the third quarter of 2012 was $13.3 million, reflecting impairment costs from discontinued operations of $35.2 million, non-cash stock-based compensation of $1.0 million, non-cash interest expense of $0.5 million and non-cash amortization expense of $2.7 million.

The Company committed to a plan to sell the assets of its wireline business unit in the fourth quarter of 2012. The Company recorded a pre-tax charge of $35.2 million in the third quarter, reflected in discontinued operations, which includes the write-off of goodwill and the impairment of certain other long-lived assets. The total results of discontinued operations, net of income tax, was $30.7 million, which reduced earnings per share by $1.64 for the third quarter.

UniTek’s 12-month backlog(2) for continuing operations totaled $495 million as of September 29, 2012, an increase of $31 million over 12-month backlog(2) for continuing operations as of June 30, 2012.

Financial Results for the Nine Months Ended September 29, 2012

Revenues from continuing operations increased 25% to $326.8 million for the nine months ended September 29, 2012, from $262.0 million for the nine months ended October 1, 2011. This increase in revenues from continuing operations was primarily from organic revenue growth in our wireless business, the acquisitions of Pinnacle Wireless and Skylink and the growth in the cable portion of the Fulfillment segment from market share gains and the acquisitions completed earlier in 2012.

Adjusted EBITDA(1) from continuing operations increased 42% to $37.5 million for the nine months ended September 29, 2012, compared to $26.4 million for the nine months ended October 1, 2011. The year-over-year increase in adjusted EBITDA(1) from continuing operations was primarily related to the higher volume and higher margins in the Engineering and Construction segment, the acquisition of Pinnacle Wireless and lower SG&A costs compared to the prior year.

Loss from continuing operations was $(1.9) million for the nine months ended September 29, 2012, compared with loss from continuing operations of $(11.4) million for the nine months ended October 1, 2011. The year-over-year improvement in loss from continuing operations was primarily the result of the $11.1 million increase in adjusted EBITDA(1), a $3.5 million loss on extinguishment of debt that occurred in the second quarter of 2011 related to the debt refinancing completed on April 15, 2011, $0.8 million in lower interest expense, $1.0 million of higher other income primarily from the sale of assets and $0.3 million in lower stock-based compensation expense. These items were partially offset by $6.4 million of restructuring costs in the nine months ended September 29, 2012 for the management changes previously announced. Net income after certain non-cash adjustments(3) for the nine months ended September 29, 2012 was $11.7 million, reflecting impairment charges from discontinued operations of $35.2 million, non-cash stock-based compensation of $4.0 million, non-cash interest expense of $1.1 million and non-cash amortization expense of $7.8 million.

Fiscal 2012 and Fourth Quarter 2012 Financial Guidance

With the planned divestment of its wireline business unit, the Company is adjusting its expectations for full-year 2012 revenues from continuing operations to approximately $450.0 million, representing growth of 26% over 2011 when not including the wireline business unit results in either period. Factoring in the same expectations, adjusted EBITDA(1) from continuing operations for 2012 is expected to remain approximately $50.0 million, with earnings per share from continuing operations expected to be approximately $(0.18) and net income after certain non-cash adjustments(3) projected to be $0.78 per share.

Conference Call

Management will host a conference call to review the Company’s financial results at 8:30 a.m. Eastern time, on Thursday, November 8, 2012. Interested parties may access the call by calling 1-877-810-3370 from within the United States, or 1-914-495-8521 if calling internationally and requesting conference call 40115621. Please dial-in approximately five minutes prior to the start of the call. A replay will be available through November 22, 2012 and can be accessed by dialing 1-800-585-8367 (US), or 1-404-537-3406 (international), and entering access ID number 40115621.

The call will be also be available as a live, listen-only webcast under the “Events and Presentations” page on the “Investor Relations” Section of the Company’s website at http://ir.unitekglobalservices.com/events.cfm. Following the live event, an online archive will be available for 90 days.

About UniTek Global Services

UniTek Global Services is a provider of engineering, construction management and installation fulfillment services to companies specializing in the telecommunications, broadband cable, wireless, two-way radio, transportation, public safety and satellite industries. UniTek has created a scalable operating platform, enabling each UniTek subsidiary to deliver quality services to its Fortune 200 customers. www.unitekgs.com.

Forward-Looking Statements

The statements in this press release that are not historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts, including but not limited to statements regarding the impact of changes in the Company’s revenue mix, the Company’s expected backlog completion, the expected completion of acquisitions and financing arrangements and the Company’s expectations for its business units in fiscal year 2012. These statements are subject to uncertainties and risks including, but not limited to, operating performance, general financial, economic, and political conditions affecting the Company’s business and its target industries, the ability of the Company to perform its obligations under its contracts and agreements with customers and other risks contained in reports filed by the Company with the Securities and Exchange Commission, including in our Form 10-K for the year ended December 31, 2011. The words “may,” “could,” “should,” “would,” “believe,” “are confident,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” and similar expressions are intended to identify forward-looking statements. All such statements are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company does not undertake to update any forward looking statement, whether written or oral, which may be made from time to time by or on behalf of the Company, except as may be required by applicable law or regulations.

Footnotes:

(1) Earnings before interest, taxes, depreciation and amortization (EBITDA) is a key indicator used by our management to evaluate operating performance of our continuing operations and to make decisions regarding compensation and other operational matters. While this adjusted EBITDA is not intended to replace any presentation included in the Company’s consolidated financial statements under generally accepted accounting principles (or GAAP) and should not be considered an alternative to operating performance, we believe this measure is useful to investors in assessing our performance with other companies in our industry. This calculation may differ in method of calculation from similarly titled measures used by other companies. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only as supplemental information. Adjusted EBITDA is our EBITDA adding back transaction costs, certain restructuring costs and other non-cash charges.

(2) Our 12-month backlog consists of uncompleted portions of services to be performed under job-specific contracts and the estimated value of future services that we expect to provide under master service agreements and other long-term contracts. Many of our contracts are multi-year agreements. We include in our backlog the amount of services projected to be performed over the terms of the contracts, where applicable, or based on our historical experience with customers and our experience in procurements of this type.

(3) Net income (loss) after certain non-cash adjustments is a key indicator used by our management to evaluate operating performance of our continuing operations. While net income (loss) after certain non-cash adjustments is not intended to replace any presentation included in the Company’s consolidated financial statements under generally accepted accounting principles, or GAAP, and should not be considered an alternative to operating performance, we believe this measure is useful to investors in assessing our performance in comparison with other companies in our industry. Specifically, (i) non-cash portion of discontinued operations may vary due to infrequent or unusual non-cash items such as impairment charges and losses on disposal of assets, (ii) non-cash compensation expense may vary due to factors influencing the estimated fair value of performance based rewards, estimated forfeiture rates and amounts granted, (iii) non-cash interest expense varies depending on the timing of amendments to the Company’s debt and changes to the debt structure and (iv) amortization of intangible assets is impacted by the Company’s acquisition strategy and timing of acquisitions.

UNITEK GLOBAL SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	September 29, 2012	December 31, 2011
ASSETS	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$445	$95
Restricted cash	25	68
Accounts receivable and unbilled revenue, net of allowances	116,464	91,533
Inventories	17,307	10,985
Prepaid expenses and other current assets	2,610	3,299
Assets held for sale	18,746	—
Total current assets	155,597	105,980
Property and equipment, net	29,419	39,022
Amortizable customer relationships, net	40,802	29,783
Other amortizable intangible assets, net	4,280	4,635
Goodwill	136,525	163,797
Deferred tax assets, net	1,078	568
Other assets	5,418	5,095
Total assets	$373,119	$348,880

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$50,536	$33,367
Accrued liabilities	42,007	32,597
Contingent consideration	1,947	26,958
Current portion of long-term debt	1,350	1,000
Current income taxes	165	904
Current portion of capital lease obligations	9,083	9,631
Other current liabilities	508	518
Liabilities held for sale	9,151	—
Total current liabilities	114,747	104,975

Long-term debt, net of current portion	163,604	111,217
Long-term capital lease obligations, net of current portion	8,875	16,283
Deferred income taxes	801	5,511
Other long-term liabilities	1,330	1,664
Total liabilities	289,357	239,650

STOCKHOLDERS’ EQUITY
Preferred Stock	—	—
Common Stock	—	—
Additional paid-in capital	260,694	249,745
Accumulated other comprehensive income	53	18
Accumulated deficit	(176,985)	(140,533)
Total stockholders’ equity	83,762	109,230
Total liabilities and stockholders’ equity	$373,119	$348,880

UNITEK GLOBAL SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Amounts in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011

Revenues	$132,124	$101,863	$326,762	$261,991
Cost of revenues	104,517	78,632	260,937	206,214
Gross profit	27,607	23,231	65,825	55,777
Selling, general and administrative expenses	10,590	11,649	32,597	34,322
Change in fair value of contingent consideration	—	—	(724)	—
Restructuring charges	1,594	—	6,400	—
Depreciation and amortization	6,710	5,624	19,799	18,112
Operating income	8,713	5,958	7,753	3,343

Interest expense	3,883	3,313	10,496	11,259
Loss on extinguishment of debt	—	—	—	3,466
Other income, net	(77)	(57)	(1,147)	(163)
Income (loss) from continuing operations before income taxes	4,907	2,702	(1,596)	(11,219)
Income tax expense	293	354	315	150
Income (loss) from continuing operations	4,614	2,348	(1,911)	(11,369)
(Loss) income from discontinued operations, net of income taxes	(30,669)	73	(34,541)	(448)
Net (loss) income	$(26,055)	$2,421	$(36,452)	$(11,817)

Net (loss) income per share — basic and diluted:
Continuing operations	$0.25	$0.14	$(0.11)	$(0.72)
Discontinued operations	(1.64)	0.01	(1.92)	(0.03)
Net (loss) income	$(1.39)	$0.15	$(2.03)	$(0.75)

Weighted average shares of common stock outstanding — basic and diluted	18,732	16,350	17,969	15,839

Comprehensive income (loss)	$(26,061)	$2,100	$(36,417)	$(12,072)

 UNITEK GLOBAL SERVICES, INC. AND SUBSIDIARIES

RECONCILIATIONS OF NET (LOSS) INCOME TO ADJUSTED EBITDA

(Amounts in thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011

Net (loss) income	$(26,055)	$2,421	$(36,452)	$(11,817)
Impairment charges from discontinued operations	35,180	—	35,180	—
Non-cash stock-based compensation	1,003	788	4,050	4,376
Loss on extinguishment of debt	—	—	—	3,466
Non-cash interest expense	479	340	1,142	1,625
Non-cash amortization	2,703	2,414	7,819	8,544
Net income after certain non-cash adjustments	$13,310	$5,963	$11,739	$6,194

Other discontinued operations, net of tax	(4,511)	(73)	(639)	448
Income tax expense	293	354	315	150
Restructuring charges	1,594	—	6,400	—
Change in fair value	—	—	(724)	—
Cash interest expense	3,404	2,973	9,354	9,634
Other income	(77)	(57)	(1,147)	(163)
Depreciation	4,007	3,210	11,980	9,568
Transaction costs	106	154	229	570
Adjusted EBITDA	$18,126	$12,524	$37,507	$26,401

UNITEK GLOBAL SERVICES, INC. AND SUBSIDIARIES

RECONCILIATIONS OF PROJECTED NET LOSS TO PROJECTED ADJUSTED EBITDA

(Amounts in thousands)

(Unaudited)

	Three Months Ending December 31, 2012	Year Ending December 31, 2012
	Estimate	Estimate

Revenues	$123,000	$450,000

Adjusted EBITDA reconciliation:
Net loss	$(1,435)	$(37,960)
Impairment charges from discontinued operations	—	35,180
Non-cash stock-based compensation	680	4,730
Non-cash interest expense	430	1,600
Non-cash amortization	2,800	10,600
Net income after certain non-cash adjustments	$2,475	$14,150
Other discontinued operations, net of tax	200	(440)
Income tax expense	1,000	1,350
Cash interest expense	3,725	13,100
Restructuring charges	800	7,200
Depreciation	4,300	16,300
Other (1)	—	(1,660)
Adjusted EBITDA	$12,500	$50,000

Loss from continuing operations	$(1,235)	$(3,220)

Earnings per share:
Loss per share — continuing operations	$(0.07)	$(0.18)
Net income after certain non-cash adjustments per share	$0.13	$0.78

Weighted average shares of common stock outstanding	18,805	18,181

(1)         Other includes the change in fair value of contingent consideration, transaction costs and other income.

Contact Information

The Piacente Group | Investor Relations

Lee Roth

(212) 481-2050

unitek@tpg-ir.com